Exhibit 99.1

News Release

Contact:	Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Announces the Addition of James B. Taylor and Stephen C. Beasley to Board of Directors

Houston—February 18, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today the Board of Directors voted to fill a vacant Board position and add a new Board position and is  pleased to announce that James B. Taylor and Stephen C. Beasley have accepted positions as Independent Directors.  Their appointments are effective immediately.

Mr. Taylor brings over 47 years experience in the oil and gas sector and has served as a Director for four publicly held oil and gas companies.  Most recently he served on the Board of Willbros Group, Inc., a worldwide engineering and pipeline construction company.  Previously, Mr. Taylor served as Executive Vice President of Occidental Oil and Gas where he was responsible for the operations in 27 countries and 650,000 barrels of oil per day of production.  Also while at Occidental, he was involved in the development of the Cano Limon discovery in the Colombian Llanos, including construction of a major trans-Andean pipeline and marine export terminal and he managed Canadian Occidental worldwide activities as Chief Operating Officer, including the discovery and development of the Masila fields in Yemen and construction of a pipeline and marine export terminal.  In addition, Mr. Taylor was the co-founder of Solana Petroleum, a Canadian publicly traded company that had exploration activities in Colombia.

Mr. Beasley has over 30 years of diverse management experience in the energy and chemical industries.  He is the founder and Chief Executive Officer of Eaton Group Inc., an executive solutions and strategic investment firm.  Until recently, he served as President of El Paso Corporation’s Eastern Pipeline Group and was a member of El Paso Corporation’s Corporate Executive Committee.  In his role, Mr. Beasley was Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company — two of the largest transmission systems in the United States.  In addition, Mr. Beasley previously served as an independent director for Williams Pipeline Partners, L.P., Southern Union Company, and C Sixty Inc.

Dr. Fernando Zúñiga y Rivero, Chairman of the Board for BPZ Resources, Inc., commented “The addition of these two gentlemen is important to our Company at a time when we expect to undergo rapid growth.  Both Mr. Taylor and Mr. Beasley bring extensive experience to the Board of Directors.  I am pleased to announce their addition to our Board and look forward to drawing on their experiences to continue growing BPZ into a world class energy company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.